                                                                    EXHIBIT 10.7

      DESCRIPTION OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

Directors of the Company who are also Company employees receive no additional or special compensation for serving as directors.

Following is a description of the compensation arrangements for the Company's non-employee directors.

CASH COMPENSATION. Effective as of the beginning of fiscal year 2006, the Company's directors, including its Director Emeritus, who are not employees receive an annual cash fee of $32,000, payable in four equal quarterly installments of $8,000 at the beginning of each fiscal quarter. In addition, effective as of the beginning of fiscal year 2006, each non-employee director who serves as a chair of the committee of the Company's Board of Directors receives the following annual cash fees, in each case payable in four equal quarterly installments at the beginning of each fiscal quarter: chairperson of the Audit Committee -- $10,000; chairperson of the Compensation and Stock Option Committee -- $5,000; and chairperson of the Nominations and Corporate Governance Committee -- $3,000.

All non-employee directors also receive reimbursement of out-of-pocket expenses for attendance at each Board or committee meeting.

EQUITY COMPENSATION. The Company's non-employee directors, but not its Director Emeritus, also receive equity compensation for serving as directors.

For service during the 2005 fiscal year and in lieu of any other option or other equity grant for service during that fiscal year, each of the Company's non-employee directors received a one-time grant, on January 30, 2006, of (1) 467 shares of Class A common stock (which is equal to $32,000 divided by $68.55, the fair market value of the stock on the day of grant) and (2) a fully vested option to purchase 1,867 shares of the Company's Class A common stock (which is equal to four times the number of shares granted under clause (1) above), with an exercise price of $68.55, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of 6 years, subject to earlier termination following termination of service as a director.

For service during each fiscal year after 2005, the Company's non-employee directors will receive annual grants, as of the first business day of the fiscal year immediately following such fiscal year, of (1) a number of shares of stock equal to $32,000 divided by the fair market value of the Company's Class A common stock on the date of grant and (2) a fully vested option to purchase such number of shares of the Company's Class A common stock as is equal to four times the number of shares of restricted stock awarded under clause (1) above, with an exercise price equal to the fair market value of the Company's Class A common stock on the date of grant. The options will be exercisable for a period of 6 years, subject to earlier termination following termination of service as a director.